Exhibit 3.1

QUINTILES TRANSNATIONAL HOLDINGS INC.

ARTICLES OF CONVERSION

Pursuant to §55-11A-12 of the General Statutes of North Carolina, the undersigned converting business entity does hereby submit these Articles of Conversion for the purpose of converting to a different business entity.

1.	The name of the converting business entity is Quintiles Transnational Holdings Inc.

2.	The converting business entity is a domestic corporation.

3.	The mailing address of the converting entity prior to the conversion is 4820 Emperor Blvd., Durham, NC 27703-9426.

4.	The name of the resulting business entity is Quintiles Transnational Holdings Inc.

5.	The resulting business entity is a foreign corporation.

6.	The organization and internal affairs of the resulting business entity are governed by the laws of the state of Delaware.

7.	The resulting business entity is not authorized to transact business or conduct affairs in this State. The mailing address of the resulting business entity is 4820 Emperor Blvd., Durham, NC 27703-9426. The resulting business entity will file a statement of any subsequent change in its mailing address with the North Carolina Secretary of State.

8.	A plan of conversion has been approved by the converting business entity as required by law.

9.	These articles will be effective at 8:10 A.M. on October 3, 2016.

This the 3rd day of October, 2016.

QUINTILES TRANSNATIONAL
HOLDINGS INC.

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Executive Vice President,
General Counsel and Secretary